Exhibit 3

GENERAL ACCOUNTING OFFICE
GENERAL SECRETARIAT OF FISCAL POLICY
GENERAL DIRECTORATE OF BUDGET
AND TREASURY
DIRECTORATE: 25th

37, Panepistimiou Street
Athens 10165
GREECE

To
DEUTSCHE TELEKOM AG
Friedrich-Ebert-Allee 140,
53113 Bonn,
Germany

Attention of Mr Kevin Copp
Via Fax: +49 228 181 85111

with a copy to:
Freshfields Bruckhaus Deringer,
Alsterarkaden 27
20354 Hamburg
Germany

Attention of Dr Michael Haidinger
Via Fax: +49 403 6906 38153

Athens, 10 July 2009

IMPORTANT LEGAL NOTICE

Exercise of the put option right of the Hellenic Republic as per the Share Purchase Agreement dated 14 May 2008

Dear Sirs,

Pursuant to Articles 6.1, 6.3 and 12 of the Share Purchase Agreement dated 14 May 2008 executed between the Hellenic Republic and Deutsche Telekom AG (the “Share Purchase Agreement”) and following the Interministerial Privatisation Committee’s decision dated 9 July 2009, we hereby irrevocably give you Notice (the “Put Option 1

Exercise Notice”) of the Hellenic Republic’s decision to exercise in whole the Put Option 1 by requiring Deutsche Telekom AG to purchase the Put Option 1 Shares, i.e. 24,507,519 OTE Shares representing 5% of the OTE Shares.

All capitalized terms and expressions used herein shall have the same meaning attributed to them in the Share Purchase Agreement.

The sale and transfer of the Put Option 1 Shares shall be effected following the execution by the Parties of a separate written agreement pursuant to Article 6.3 (b) of the Share Purchase Agreement:

A. On the Put Option 1 Date, i.e. the fifteenth (15th) Business Day from the date of this Put Option 1 Exercise Notice, such date being the 31st of July 2009.

B. Through the block trades method described in article 2.3.8 et seq. of the ATHEX Regulation

C. At the Put Option 1 Price, i.e. twenty seven Euros and fifty cents (€ 27.50) per OTE Share, amounting totally to six hundred seventy three million nine hundred fifty six thousand seven hundred seventy two Euros and fifty cents (€673,956,772.50).

Please be informed that the Hellenic Republic’s broker for the purposes of sale and transfer of the Put Option 1 Shares is EFG Eurobank Securities SA.

Please confirm in writing (Fax: +302103338959 and +302103375917) that Deutsche Telekom AG agrees to the exact number of the Put Option 1 Shares mentioned above and the corresponding calculations.

Finally, we would kindly ask you to proceed with any necessary action required by applicable laws and regulations and the Share Purchase Agreement, including the collaboration for the drafting and signing of the relevant written agreement provided in article 6.3.b thereof, and to provide us with all necessary information in order to effectuate and complete the sale and transfer of the Put Option 1 Shares.

Kind Regards,

For and behalf of the Hellenic Republic
Ioannis Papathanasiou
Minister of Economy and Finance